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                                                                    EXHIBIT 10.5


                           CRUDE OIL SUPPLY AGREEMENT

         This Agreement, dated September 1, 1998, is entered into by and among Pennzoil Exploration and Production Company, a Delaware corporation ("E&P"), Pennzoil Company, a Delaware Corporation, and Pennzoil Products Company, a Delaware corporation ("Products").


                               W I T N E S S E T H

         WHEREAS, Products wishes to transfer all of its oil and gas exploration and production related assets and operations, and Products' staff and management support associated with such assets and operations to E&P; and

         WHEREAS, E&P wishes to accept the transfer of all of Products' oil and gas exploration and production related assets and operations, and Products' staff and management support associated with such assets and operations;

         NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.       DEFINITIONS.

         The following terms shall have the meanings hereinafter ascribed.

         1.1 "Eastern Properties" shall mean all Oil and Gas Assets of Products in Michigan, New York, Ohio, Pennsylvania and West Virginia (the "Eastern Properties").

         1.2 "Oil and Gas Assets" shall mean (i) all assets relating to the exploration for and production of hydrocarbons including all
                  (a) oil, gas and mineral fee and leasehold interests (including royalty and overriding royalty interests); (b) related or adjoining surface fee, leasehold and associated surface interests; (c) related personal property and fixtures thereon or associated therewith; and (d) all rights and obligations under all contracts associated therewith.

         1.3 "Western Properties" shall mean all Oil and Gas Assets of Pennzoil Company in the Bluebell Altamont Field, Duschesne and Uintah Counties, Utah.


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2.       TRANSFER OF ASSETS.

         Transfer of Oil and Gas Assets, etc. Effective as of 7:00 A.M. on the thirteenth of April, 1998, Products shall transfer, assign, convey and deliver the Eastern Properties to E&P.

3.       OBTAINING CONSENTS OF THIRD PARTIES; GOVERNMENT APPROVALS.

         (a) Certain leases, contracts and other agreements to which Products is a party may require the consents of other parties thereto. Products undertakes to use its best efforts to obtain all such requisite consents with respect to such leases, contracts and other agreements. Products shall cooperate fully in seeking and using their best efforts to assist E&P in obtaining any governmental consents or approvals which may be required as an incident to the transfer of Properties to, and the assumption of liabilities by E&P. The parties intend that all such assignments and transfers will be effective as of the effective date of such assignments and transfers without regard to any such consents.

         (b) Notwithstanding the last sentence of Section 3(a), it is specifically understood that the transfer of the West Virginia Utility Division assets from Products to E&P is conditioned upon and shall not become effective until either (i) consent to such transfer is obtained from the Public Service Commission of West Virginia pursuant to West Virginia Code Section 24-2-12 or (ii) an exemption from the requirements of such statute is obtained and until E&P shall have obtained any necessary exemption under the Public Utility Holding Company Act of 1935, including, without limitation, an exemption by reason of a good faith filing pursuant to Section 2(a)(4) of such Act. As used herein, "West Virginia Utility Division assets" means all of the assets used in the natural gas utility business heretofore conducted as the West Virginia Utility District in the Eastern Division of the Eastern Refining Business Unit division of Products, consisting primarily of approximately 250 miles of distribution pipeline serving approximately 5,000 primarily residential customers.

4.       CERTAIN EMPLOYMENT MATTERS; ADMINISTRATIVE MATTERS.

         Products agrees that in connection with the transfers of assets referred to in Section 2, E&P shall employ the Products work force engaged in operating the respective assets. The parties will cooperate in making necessary arrangements to effect such transfers of



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         employment in an orderly manner. The parties will cooperate in making arrangements whereby Products will furnish transitional staff and management support to E&P and its other subsidiaries with respect to the Eastern and Western Properties.

5.       PRODUCTS' PREFERENTIAL RIGHT TO PURCHASE CRUDE.

         Products shall have the preferential right (but not the obligation) to purchase on a month-to-month basis, at market prices, up to one hundred percent (100%) of the crude oil produced and saved attributable to the Eastern and Western Properties (the "Committed Crude"). This preferential right to purchase shall extend until October 1, 2017 in the case of the Eastern Properties, and until March 1, 2010 in the case of the Western Properties. Throughout the term of Products' preferential right to purchase, E&P (which shall be defined, for purposes hereafter, to include Pennzoil Company, unless otherwise stated) shall have the right to solicit and/or entertain written offers from purchasers other than Products ("third parties") for the purchase or exchange of all or any portion of the Committed Crude. If E&P receives a third party offer to purchase or exchange Committed Crude that it wishes to accept, it shall notify Products in writing of such offer at least fifteen (15) working days prior to the beginning of the calendar month in which such third party purchase is to commence. Products shall advise E&P within five (5) working days of its receipt of such notification whether or not it elects to match all substantive terms and conditions of the third party offer. If Products does not elect to match all substantive terms and conditions of the third party offer within such five (5) working day period, E&P may accept the third party offer for the full term contemplated and the crude subject to the third party offer shall no longer be considered Committed Crude.

6.       PRODUCTS' PREFERENTIAL RIGHT TO PURCHASE OIL AND GAS ASSETS.

         Throughout the term of Products' preferential right to purchase Committed Crude, in the event E&P elects to sell, exchange or otherwise assign to a third party all or any portion of E&P's interest in any of the wells producing Committed Crude, E&P shall, within ten (10) working days after reaching agreement with the third party purchaser on the terms of such sale, exchange or assignment, notify Products in writing of such election, with full information concerning the proposed sale, exchange or assignment, which shall



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         include the name and address of the third party (who must be ready, willing and able to purchase, exchange or take assignment), the purchase, exchange or assignment price, and all other terms of the offer. Products shall advise E&P within twenty (20) working days of Products' receipt of such notification whether or not it elects to match all substantive terms and conditions of such sale, exchange or assignment. If Products does not elect to match all substantive terms and conditions of such sale, exchange or assignment, E&P may accept such sale, exchange or assignment. Such sale, exchange or assignment shall be free and clear of pre-existing contractual commitments between Products and E&P, including, without limitation, any contractual commitments found in this Agreement. Except for the above notification requirement, this preferential right to purchase Oil and Gas Assets shall not apply in those cases where E&P wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas Assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock. In the event of such mortgage of E&P's interests, or transfer of title to E&P's interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or disposal of E&P's interests by merger, reorganization, consolidation, or by sale of all or substantially all of E&P's Oil and Gas Assets to any party, or transfer of E&P's interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock, Products shall retain its preferential right to purchase Committed Crude.

7.       PRODUCTS' RIGHT TO EXTEND PRODUCTION FOR EXISTING ZONES.

         Ninety (90) days prior to the end of each calendar year, E&P shall provide Products with a development plan for the Eastern Properties and the Western Properties showing planned recompletions and well abandonments for the upcoming calendar year. For a period of thirty
         (30) days following Products' receipt of the development plan, Products may elect to cause E&P to refrain from implementing any or all of the planned recompletions and well abandonments identified in the development plan. If Products so elects, then E&P shall have the right at its sole option to either:




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         (a)      withdraw its plan for recompletion or abandonment; or

         (b)      continue to operate any such well at Products' expense; or

         (c) assign any such well to Products for operation by Products or by a third party on Products' behalf (in which event Products shall thereafter be liable for the cost of operating and maintaining such well, and Products will receive all revenues attributable to such well).

         If Pennzoil E&P exercises option (b) above, Products shall, beginning on the first day of the calendar year covered by the development plan, reimburse E&P for (a) the direct expense (as described in Section II of the "Accounting Procedures Joint Operations" 1984 COPAS-ONSHORE) of operating the well, and (b) fixed overhead charges $300.00 (normal operations) and $3,000.00 (rig operations) for Eastern Property wells and $1,500.00 per month (normal operations) and $15,000.00 per month (rig operations) for Western Property wells. Fixed overhead charges shall be adjusted annually to reflect changes in the average weekly earnings of Crude Petroleum and Gas Production Workers, as published by the United States Department of Labor, Bureau of Labor Statistics and referenced in the 1984 COPAS Accounting Procedure for Joint Operations. Products shall be entitled to all revenues (net of royalty, ad valorem and severance taxes) attributable to wells for which it has assumed operational and/or cost responsibility pursuant to this paragraph. Production from any such well shall be limited to the zones producing at the time Pennzoil Products assumed cost responsibility for such well. In the event that Products has assumed cost responsibility for a well pursuant to this paragraph, and thereafter intends to relinquish such responsibility and to abandon all zones producing in such well, Products shall provide E&P with thirty (30) written notice of such intention. Upon the expiration of such notice period, all rights and obligations regarding such well shall be returned to E&P, but rights and obligations (including Products' pro-rata share of plugging and abandonment costs based on total production derived from the well) attributable to the period of time in which the well was operated on Products' behalf shall remain with Products.



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8.       PRODUCTS' RIGHT TO FUND DEVELOPMENT.

         Products may elect to cause E&P to drill additional wells for the production of Committed Crude by agreeing to fund all development costs associated with such wells. On or before January 1 of each calendar year, Products shall notify E&P of its desire to fund the drilling of new wells (including associated pipelines, processing and support facilities) for the production of Committed Crude. Within sixty (60) days following the receipt of such an election, E&P shall furnish Products with a recommended drilling plan consisting of a list of recommended drilling locations, relevant technical information supporting such recommendations and Authorizations For Expenditure (AFE's) providing estimates for the proposed work. Any such plan shall be provided to Products only as a convenience to Products and in accepting such plan, Products agrees that it shall not rely on the accuracy or completeness thereof, and that E&P shall never be deemed to have made any warranty or representation, express or implied, as to the accuracy or completeness of any data, information, estimates, projections or materials furnished in association therewith, or as to the quality or quantity of hydrocarbon reserves (if any) to be discovered or developed in association with any such plan, except in such instances of gross negligence or willful misconduct on the part of E&P. Within thirty (30) days of its receipt of the recommended drilling plan, Products shall make a final selection of the wells it desires to have drilled during the remainder of the calendar year. E&P may elect to drill any of the proposed wells for its own account. Products shall fund all capital expenditures on the proposed wells (including associated pipelines, processing and support activities) which E&P elects not to drill for its own account (the "Joint Wells") and will receive one hundred percent (100%) of all revenues (net of royalty, ad valorem and severance taxes) attributable to each of the Joint Wells until "payout," which will occur when Products has recovered all of its capital expenditures attributable to such well, plus E&P's good faith estimate of the anticipated cost of plugging and abandonment of such well, plus a discounted cash flow return on Products' investment calculated at the six-month LIBOR rate plus one percent (1%). Until payout, Products shall bear all of the direct operating expenses attributable to the Joint Wells (calculated as described in paragraph 7 above) plus monthly fixed overhead charges of $300.00 (normal operations) and $3,000.00 (rig operations) for Eastern Property Joint Wells and $1,500.00 (normal operations) and $15,000.00 (rig operations)



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         for Western Property Joint Wells. Fixed overhead charges shall be adjusted annually to reflect changes in the average weekly earnings of Crude Petroleum and Gas Production Workers, as published by the United States Department of Labor, Bureau of Labor Statistics and referenced in the 1984 COPAS Accounting Procedure for Joint Operations. Products also shall bear all costs incurred for the plugging and abandonment of any wells drilled pursuant to this paragraph. Products' obligation to bear costs and expenses hereunder shall apply to all costs and expenses incurred, notwithstanding the fact that such costs and expenses may exceed the estimates provided for in any AFE. Following "payout", E&P shall bear all costs, and shall receive all revenues, associated with the Joint Wells, with the exception of costs attributable to the plugging and abandonment of the well. However, at any time after payout, Products may relieve itself of such responsibility to pay for plugging and abandonment by paying E&P the amount of E&P's original good faith estimate to plug and abandon the well.

9.       PRODUCTS' RIGHT TO PURCHASE OIL AND GAS ASSETS.

         At any time after the second anniversary of a spin-off of Products from Pennzoil Company, and until October 1, 2017 in the case of the Eastern Properties, and until March 1, 2010 in the case of the Western Properties, Products shall have the right to purchase the entirety of E&P's interest in the Eastern Properties, and/or Pennzoil Company's interest in the Western Properties, including: (a) oil, gas and mineral fee and leasehold interests (including royalty and overriding royalty interests); (b) related or adjoining surface fee, leasehold and associated surface interests; (c) related personal property and fixtures thereon or associated therewith; and (d) all rights and obligations under all contracts associated therewith. Within five (5) working days of the giving of notice to make such a purchase by Products, the parties shall each name a qualified independent appraiser, and such two named appraisers shall choose a third independent appraiser, who shall each submit an appraisal of the fair market value of the properties to be purchased. After receiving such appraisals, in the event Products wishes to proceed with such purchase, Products shall pay to E&P the higher of (i) the average of the three independent appraisals of the properties, or (ii) the net book value (book value adjusted for DD&A plus capital and other investments) of the properties at the purchase date, plus the amount of any book value write-down(s) required by



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         generally accepted accounting practices taken subsequent to the date of this Agreement and prior to the receipt by E&P of Products' notice to make such purchase.

10.      E&P'S OBLIGATION TO COMPLY WITH LAWS AND CONTRACTUAL DUTIES.

         Nothing in this agreement shall prevent E&P (including Pennzoil Company in the case of the Western Properties) from complying fully with all applicable rules, regulations and other legal requirements relating to the production of oil, gas and minerals from the Eastern Properties and Western Properties, and to the payment of royalty thereon.

11.      EVENTS SUBSEQUENT TO THE CLOSING.

         On and after the date hereof, Products will cause to be executed and delivered from time to time at the reasonable request of E&P all such further instruments of conveyance, assignments and further assurances as may be reasonably required to transfer and assign to E&P the title to the properties, assets, rights and interests hereby agreed and intended to be conveyed to E&P pursuant to this Agreement. The parties shall take all such other action before and after the date hereof as may be necessary or appropriate to carry out and consummate the transactions contemplated by this Agreement.

12.      MISCELLANEOUS.

         12.1 Expenses. Except as may be otherwise specifically provided herein, all expenses incidental to the consummation of the transactions contemplated hereby shall be borne by the party incurring such expenses.

         12.2 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and no party shall be liable or bound to any other party in any manner by any warranties, representations or guaranties (whether expressed, implied or otherwise) except as specifically set forth herein. Nothing in this Agreement, express or implied, is intended to or shall confirm upon any party, other than the parties hereto, and their respective successors and assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement, except with respect to liabilities expressly assumed herein or as may be


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                  otherwise expressly provided herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         12.3 Invalidity. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         12.4 Dispute Resolution. Except as expressly provided elsewhere in this Agreement, any controversy or claim relating to the interpretation of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA as such rules may be modified herein or as otherwise agreed by the parties in such controversy. The forum for arbitration shall be Houston, Texas, and the parties acknowledge that such venue is appropriate. The governing law for such arbitration shall be the laws of the State of Texas. Following thirty (30) days' notice by any party of intention to invoke arbitration, any dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree, or, if the parties cannot agree on a single arbitrator within five (5) business days following such thirty (30) day period, then by a board of three (3) arbitrators, which arbitrator(s) shall be selected for each such controversy so arising hereunder. In the event it is necessary to proceed with a board of three (3) arbitrators in order to resolve any controversy arising hereunder, then either party to the arbitration proceeding may apply to the AAA for the appointment of arbitrators to be selected by the parties to the arbitration from a list of ten (10) qualified potential arbitrators supplied by the AAA, which shall include a resume of qualifications, background and experience. For a period of fifteen (15) days after the AAA's list is delivered to a party, such party shall have the right to strike three names from the list of arbitrators and the AAA shall pick three arbitrators from the names not stricken, who shall be the arbitrators hereunder. Any party who is unable to unwilling to so strike a name timely shall forfeit his right to participate in the selection process. If a selected arbitrator is unable or unwilling to act, or if for



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                  any other reason an appointment of the requisite number of arbitrators cannot be made from the list submitted to the parties by the AAA, the AAA may be requested to submit another list of potential arbitrators and the same procedures shall apply. If the arbitrators are not appointed from the second list submitted by the AAA, then any party, on behalf of all the parties, may request such appointment by the United States District Judge for the Southern District of Texas, who is then senior in service (acting as an individual and not in his judicial capacity). In the event of any subsequent withdrawal, by death, incapacity or resignation, of an arbitrator, the AAA may be requested to supply a list of three qualified arbitrators and each party shall have the right to strike one name from the list and the arbitrator not stricken shall be the replacement arbitrator; if, for any reason, more than one arbitrator's name remains on the list, the replacement arbitrator shall be chosen by the AAA. The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the discovery rules of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration. Such board shall determine the matters submitted to it pursuant to the provisions of this Agreement and render a decision thereon no later than sixty (60) days after such board (or single arbitrator, as the case may be) has been appointed. The action of the sole arbitrator, or of a majority of the members of the board of arbitrators, as the case may be, shall govern and their decisions in writing shall be final, nonappealable, and binding on the parties hereto. Each party shall pay costs of the arbitration as allocated by the arbitrators in their decision. The arbitrators shall have the right, in rendering their decision with regard to remedies available to the parties to utilize any rights or remedies available at contract, law or equity, including, without limitation, assessing damages or specific performance.


12.5 Notices: All notices provided for herein shall be addressed to:

                           Pennzoil Exploration and Production Company
                           P. O. Box 2967
                           Houston, Texas 77252-2967
                           Attn:  Donald A. Frederick
                           (713) 546-3772



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                           Pennzoil Products Company
                           P. O. Box 2967
                           Houston, Texas 77252-2967
                           Attn:  William M. Robb
                           (713) 546-6665



                           Pennzoil Company
                           P. O. Box 2967
                           Houston, Texas 77252-2967
                           Attn:  Donald A. Frederick
                           (713) 546-3772


12.6 Further Assurances. After Closing, each of the parties shall execute, acknowledge and deliver to the others such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.



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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year above written.



                                  PENNZOIL COMPANY


                      BY:         /s/ S.D. CHESEBRO'
                                  -----------------------------------

                      NAME:       S.D. Chesebro'
                                  -----------------------------------

                      TITLE:      President
                                  -----------------------------------


                                  PENNZOIL EXPLORATION AND
                                  PRODUCTION COMPANY


                      BY:         /s/ D.A. FREDERICK
                                  -----------------------------------

                      NAME:       D.A. Frederick
                                  -----------------------------------

                      TITLE:      President
                                  -----------------------------------


                                  PENNZOIL PRODUCTS COMPANY


                      BY:         /s/ W.M. ROBB
                                  -----------------------------------

                      NAME:       W.M. Robb
                                  -----------------------------------

                      TITLE:      Group Vice President
                                  -----------------------------------




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